PROSPECTUS SUPPLEMENT NO. 8                   Filed Pursuant to Rule 424(b)(3)
DATED JANUARY 3, 1997                         File No. 33-53023
(TO PROSPECTUS DATED APRIL 26, 1995)

                                  $100,000,000

                        COEUR D'ALENE MINES CORPORATION

              6 3/8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                            ------------------------

     Based on information available to the Company, the total principal amount of Debentures that currently may be offered by the Selling Debentureholders pursuant to this Prospectus is $13,275,000. The table on page 9 of the Prospectus setting forth information regarding the Selling Debentureholders is replaced by the following table:

                                                                                               PERCENT OF
                                                                                              $100,000,000
                                               PRINCIPAL AMOUNT     PRINCIPAL AMOUNT OF    PRINCIPAL AMOUNT OF
                                                OF DEBENTURES        DEBENTURES BEING          OUTSTANDING
                   NAME                       BENEFICIALLY OWNED          OFFERED              DEBENTURES
-------------------------------------------   ------------------    -------------------    -------------------
MFS Total Return Fund......................      $  7,600,000           $ 7,600,000                7.60%
MFS/Sun Life Total Return Series...........         2,400,000             2,400,000                2.40
Froley, Revy Investment Co., Inc. .........         1,200,000             1,200,000                1.20
Prudential Series Natural Resources Fund...         1,000,000             1,000,000                1.00
McMahan Securities Co., L.P................           750,000               750,000                 .75
Sage Capital...............................           200,000               200,000                 .20
Donaldson, Lufkin & Jenrette...............            75,000                75,000                 .08
South Street Capital, L.P. ................            50,000                50,000                 .05
                                                  -----------           -----------               -----
          Total............................      $ 13,275,000           $13,275,000               13.28%
                                                  ===========           ===========               =====